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                                                                 EXHIBIT 5.01

                           SECORE & WALLER, L.L.P.
                           ATTORNEYS AND COUNSELORS

                           ONE GALLERIA TOWER, 2290
                            13355 NOEL ROAD, LB 75
                           DALLAS, TEXAS 75240-6657
                                (214) 776-0200





                                March 7, 1996




Surety Capital Corporation
1845 Precinct Line Road
Suite 100
Hurst, TX  76054

Gentlemen:

     We refer to the registration statement on Form S-1, filed on March 7, 1996 (the "Registration Statement") of Surety Capital Corporation, a Delaware corporation (the "Company"), filed under the Securities Act of 1933 covering the proposed issuance and sale of up to 288,759 shares of common stock of the Company.

     In connection therewith, we have reviewed originals or copies authenticated to our satisfaction of (i) the Certificate of Incorporation and Bylaws of the Company, (ii) the Minute Books of the Company containing the minutes of directors' and shareholders' meetings and actions, (iii) the Registration Statement and the exhibits thereto, and (iv) such other information as we deemed necessary as a basis for the opinions expressed herein.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

     2. The common stock offered pursuant to the Registration Statement will, when the Registration Statement is declared effective, and when the common stock offered pursuant thereto is sold, issued and delivered as contemplated by the Registration Statement, be duly authorized, legally issued, fully paid and nonassessable.

                                       Sincerely,

                                       SECORE & WALLER, L.L.P.

                                       /s/ Secore & Waller, L.L.P.